Exhibit 10.64

*PORTIONS OF THIS FOURTH AMENDMENT TO STEAM SERVICES CONTRACT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Fourth Amendment to Steam Service Contract
Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation,  hereby agree to this fourth amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on October 3, 2008 by the Amendment to Steam Service Contract, on January 1, 2009 by the Second Amendment to Steam Service Contract (“Second Amendment”), and on January 1, 2009 by the Third Amendment to Steam Service Contract (as so amended, the “Contract”).  Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”  For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1.           The content of the Second Amendment (which used the term “Net Steam Rate” rather than “Net Energy Rate” though both mean the same thing) shall be deleted and superseded by the following.  Article II of the said Contract shall be amended as shown below, with the underlined text to be added to, and the lined-through text to be deleted from, Article II, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.

Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is (i) $* per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during  the period beginning January 1, 2009 through and including November 30, 2009; (ii) $* per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during the period of time beginning December 1, 2009 through and including January 31,  2012.  After January 31, 2012, the Net Energy Rate shall be adjusted in accordance with Article III.  In addition, if after January 31, 2012, the Customer increases its use  of  steam by * (*) percent or more than Customer is using as of December 1, 2009,  or the Customer reduces  the amount of steam bypassing the steam turbine by * (*) percent or more, resulting in the consistent generation of * (*) percent or more electricity for Company than is being generated as of December 1, 2009, the parties will negotiate, in good faith, an adjustment to the Net Energy Rate that is proportionate to the increase and/or reduction  referenced above.  The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract).  In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $*.

Nothing in this Article II shall be interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.

In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.

The Parties hereby acknowledge and agree that Customer has, as of December 1, 2009, placed into service the non-condensing steam turbine-generator system that was to be provided by Customer, that the non-condensing steam turbine-generator system has been commissioned per prudent utility practice, and ownership has been transferred to Company, however the said non-condensing steam turbine-generator is not fully operational as contemplated by Article VIII, Section 2(c) of the Contract and it is not producing sufficient steam to yield the kind of electric energy production that was contemplated.  Nothing in this Amendment No. 4 shall be interpreted as a waiver by MidAmerican of any potential claim(s) it may have as a result of such failure.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.           Article III, the first paragraph shall be amended as shown below, with the underlined text to be added to, and the lined-through text to be deleted from, Article III, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.  Likewise, text from Article III that does not appear below shall not be changed.

The Net Energy Rate charged to Customer shall be as set forth in Article II, above, for the periods cited therein, and ~~fixed for the first three years,~~ then adjusted each year as provided herein starting on February 1, 2012, but in succeeding years the annual adjustment shall be made effective as of January 1st of each such year.  ~~the 3rd anniversary date of the First Grind, but shall be adjusted no later than January 1, 2012~~.  “First Grind” is defined as the date on which Customer’s ethanol facility, after initial testing and start up, commences its first continuous grind of corn for ethanol production for a five (5) consecutive day period.  After January 31, 2012, ~~the first three years of steam service,~~ the Net Energy Rate charged to Customer shall be adjusted, ~~calculated~~ on an annual basis (effective on January 1 of each such year except 2012 when the effective date shall be February 1, 2012), as follows:  the then current Net Energy Rate, per Article II and this Article III,~~*~~(net) multiplied times an Escalation Factor as set forth below.  The Escalation Factor shall be calculated by averaging the change in the Coal Index from the base year (*) with the change in the Electric Index from the base year (*).  The Electric Index is defined as the average of (a) the annual average of the * and (b) the annual average of the *.  The Coal Index is defined as the delivered coal cost at * as reported on FERC Form 423, if available.  In the event Form 423 is no longer prescribed by FERC, changes are made to the Form 423 that materially affect the economics of this Contract to either Party, or in the event * indices are not available, then the parties shall endeavor, in good faith negotiations, to replace the Net Energy Rate adjustment process described above with an alternative process, the economic effect of which shall be substantially the same as that of the process in effect immediately prior to its discontinuance or the material change. The formula for calculating the Net Energy Rate is shown below:

Net Energy Rate = Current rate (as established pursuant to Article II and this Article III at any given point in time) ~~*~~ per million Btu (net) x Escalation Factor

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.            Article IX, Section 2 of the Contract shall be amended as shown below, with the underlined text to be added to, and the lined-through text is to be deleted from, Article IX, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.

2.           Prior to Customer’s First Grind, but in no case later than December 31, 2008, the Customer must provide a Letter of Credit to the Company in an amount equal to the greater of (i) $* million, or (ii) the value of * days worth of Customer steam usage, as measured by the average of the Customer’s steam usage over the prior six (6) months.  If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due.  Company may also draw the full amount available for drawing under the Letter of Credit if, at any time (i) Customer’s requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii) Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company.  Customer shall provide Company written notice of the failure to provide a replacement Letter of Credit or other financial security reasonably acceptable to Company on or before the 20th day prior to expiration of an outstanding Letter of Credit. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $* million within five (5) business days following any such drawing under the Letter of Credit by Company.  To the extent Customer has knowledge of same, it will notify Company of any action either (i) alleging insolvency or bankruptcy, or (ii) alleging any violations of regulatory requirements which could result in suspension or revocation of the charter or license to do business, of the U.S. commercial bank or thrift institution that has issued an outstanding letter of credit required by the Contract.  Provided, however, Customer shall have no such obligation to notify Company if it would result in Customer’s violation of any laws or regulation.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.           All other provisions of the Contract shall remain unchanged.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The foregoing Fourth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the date first stated above.

MidAmerican Energy Company		Southwest Iowa Renewable Energy, LLC
By:	/s/ Dave Ulozas	By:	/s/ Brian T. Cahill
Title:	General Manager	Title:	CEO